Uroplasty BV
Hertogsingel 54
6214 AE Maastricht
The Netherlands

Bioplasty BV
Hertogsingel 54
6214 AE  Maastricht
The Netherlands

Uroplasty LTD
Unit 3, Woodside Business Park
Whitley Wood Lane, Reading
Berkshire, RG2 8LW
United Kingdom

Bioplasty BVBA
p/a Amerikalei 35
2000 Antwerpen
Belgium